UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HEALTHSTREAM, INC.

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HEALTHSTREAM, INC.

209 10TH Avenue South, Suite 450

Nashville, Tennessee 37203

(615) 301-3100

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2017

Dear Shareholder:

On Thursday, May 25, 2017, HealthStream, Inc. will hold its 2017 Annual Meeting of Shareholders at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m., Central Daylight Time. Directions to the meeting are provided on the back page of the proxy statement.

We welcome shareholders that owned our common stock at the close of business on March 31, 2017 to vote at this meeting. At the meeting, we will consider the following proposals:

1.	to elect the three (3) persons nominated by the Board of Directors identified in this proxy statement as Class II directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s proxy statement that accompanies this notice; and

4.	to transact such other business as may properly come before the meeting.

In reliance on SEC rules which allow issuers to make proxy materials available to shareholders on the Internet, we are mailing our shareholders a notice instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents on the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2016 annual report and a form of proxy card.

Whether or not you plan to attend the meeting, we request that you vote as soon as possible.

By the Order of the Board of Directors,

Nashville, Tennessee	Robert A. Frist, Jr.
April 12, 2017	Chief Executive Officer

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 25, 2017: The Company’s Proxy Statement, Proxy Card and 2016 Annual Report to Shareholders are available to registered and beneficial shareholders at http://www.edocumentview.com/HSTM.

These materials were made available to shareholders on April 12, 2017.

What is the Purpose of the Annual Meeting?

At HealthStream’s Annual Meeting, shareholders will act upon (i) the election of three (3) persons nominated by the Board of Directors (the “Board”) and identified in this proxy statement as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers under applicable SEC rules (the “Named Executive Officers”) as described in this proxy statement; and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders. The Annual Meeting will be held on May 25, 2017 at the Company’s offices located at 209 10th Ave. South, Suite 450, Nashville, TN 37203. The meeting will begin at 2:00 p.m., Central Daylight Time. Directions to the Annual Meeting are provided on the back page of the proxy statement.

What are the Board’s Recommendations?

Our Board recommends that you vote:

•	FOR the election of each of the nominees set forth in this proxy statement to serve as Class II directors on our Board;

•	FOR the ratification of the appointment of Ernst & Young LLP; and

•	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement.

What Happens if I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, see below under “How do I Vote My Shares if They are Held in the Name of My Broker (Street Name)” for information regarding the impact of not providing such voting instructions.

Who May Attend the Annual Meeting?

Shareholders of record on March 31, 2017 may attend the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Cameras and recording devices are not permitted at the meeting.

Who is Entitled to Vote at the Annual Meeting?

The Board has fixed the close of business on Friday, March 31, 2017 as the record date. Shareholders of record of our common stock at the close of business on March 31, 2017 may vote at this meeting.

As of the record date, there were 31,839,776 shares of our voting common stock outstanding. These shares were held by approximately 10,547 holders. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

Who is Soliciting My Vote?

This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained ComputerShare and Georgeson Shareholder Communications to assist in the solicitation. We will pay these entities an aggregate of approximately $1,500 plus out-of-pocket expenses for their assistance. Our directors, officers and other employees not specially employed for this purpose may also solicit proxies by personal interview, mail, telephone or facsimile. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

On What Matters May I Vote?

You may vote on (i) the election of the three (3) persons nominated by the Board and identified in this proxy statement to serve as Class II directors of our Board, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders.

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

I Share an Address With Another Shareholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

The Company has adopted a procedure called “householding” in accordance with SEC rules. Under this procedure, the Company is delivering a single copy of the Notice and, if requested, this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if requested, this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if requested, this proxy statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

HealthStream, Inc.

Investor Relations Department

209 10th Avenue South

Suite 450

Nashville, Tennessee 37203

Telephone Number: (800) 845-1579

How Do I Vote?

Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the Company as soon as possible by voting (1) via the Internet by following the instructions provided in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the vote instruction form and sending it back in the envelope provided, (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the proxy card or (4) in person at the meeting. If you requested printed copies of the proxy materials, and properly sign and return your proxy card and return it in the prepaid envelope, your shares will be voted as you direct. If you requested printed copies of the proxy materials, and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Vice President and General Counsel, Michael Collier, at 209 10th Avenue South, Suite 450, Nashville, TN 37203;

•	voting in person; or

•	duly submitting a proxy bearing a later date.

The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 24, 2017.

If your shares are held by your broker, often referred to as in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll-free telephone number to vote your shares. The deadline for “street name” holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 24, 2017.

How Can I Get Electronic Access to the Proxy Materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.healthstream.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How Will Voting on Any Other Business be Conducted?

We do not know of any business to be considered at the 2017 Annual Meeting other than (i) the election of three (3) persons nominated by the Board and identified in this proxy statement as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement. Our Bylaws require shareholders of the Company to give advance notice of any proposal intended to be presented at any annual meeting. The deadline for this notice for the 2017 Annual Meeting has passed, and we did not receive any such notice made in compliance with our Bylaws. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Robert A. Frist, Jr., our Chief Executive Officer, and Gerard M. Hayden, Jr., our Chief Financial Officer, or either of them, to vote on such matters at their discretion.

In addition, our management will respond to questions from shareholders at the 2017 Annual Meeting.

What is a “Quorum”?

A “quorum” is a majority of our outstanding shares of common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What Vote is Required to Approve Each Item?

Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 will be approved if the number of shares of Company common stock cast “FOR” such proposal exceed the number of shares of Company common stock cast “AGAINST” such proposal.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

What are My Voting Options on the Proposals?

With respect to Proposal 1, you have three choices. You may:

•	Vote for all of the nominees set forth in this proxy statement to serve as Class II directors of the Board;

•	Withhold your vote for all of the nominees set forth in this proxy statement to serve as Class II directors on our Board; or

•	Vote for all of such nominees except those nominees you specifically identify in respect of which you elect to withhold your vote.

With respect to Proposals 2 and 3, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

What is the Effect of Abstentions?

If you attend the meeting or send in your signed proxy card but abstain from voting on the proposals, you will be counted for purposes of determining whether a quorum exists. So long as a quorum is present, abstaining from any of the matters being voted on at the 2017 Annual Meeting will have no effect on whether any such matter is approved.

How do I Vote My Shares if They are Held in the Name Of My Broker (Street Name)?

If your shares are held in the name of your broker, bank or other nominee, often referred to as in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. New York Stock Exchange (“NYSE”) Rule 452 (“Rule 452”) provides that brokers, banks and other nominees may not exercise their voting discretion on specified non-routine matters without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange including companies (such as the Company) listed on the NASDAQ Stock Market. Therefore, if you do not issue instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be allowed to exercise his or her voting discretion on proposal one, the election of directors, or proposal three, the non-binding advisory vote on executive compensation, and will return a proxy card with no vote (the “non-vote”) on those proposals. Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not impact the outcome of proposals one, three or four. For proposal two, the ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker may vote your shares at his or her discretion on your behalf.

What is the Effect of a Broker Non-Vote?

So long as a quorum is present, a broker non-vote will have no effect on whether proposals one or three are approved.

Can I Change My Vote?

If you are a shareholder of record, you may revoke your proxy by doing one of the following:

•	If you requested printed copies of the proxy materials, by sending a written notice of revocation to the Secretary of the Company that must be received prior to the Annual Meeting, stating that you revoke your proxy;

•	If you requested printed copies of the proxy materials, by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;

•	If you requested printed copies of the proxy materials and voted by telephone, by calling the toll free number found on the proxy card and submitting another vote by telephone;

•	If you previously voted by internet pursuant to instructions set forth in the Notice, by submitting another vote over the internet pursuant to such instructions; or

•	By attending the Annual Meeting and voting your shares in person before your proxy is exercised at the Annual Meeting.

If you hold your shares in “street name”, your broker, bank or other nominee will provide you with instructions on how to revoke your proxy.

Who Will Count the Votes?

A representative of our transfer agent, ComputerShare, Canton, Massachusetts, will count the votes.

Where Can I Find the Voting Results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days following the meeting.

When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2018 Annual Meeting?

Any shareholder proposals to be considered for inclusion in next year’s proxy statement under Exchange Act Rule 14a-8 must be submitted in writing to Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, prior to the close of business on December 13, 2017 and otherwise comply with the requirements of Rule 14a-8.

What is the Deadline for Submitting Other Business or Nominations for the 2018 Annual Meeting?

If you bring business before the 2018 annual meeting which is not the subject of a proposal for inclusion in the proxy statement under Rule 14a-8, or if you want to submit a director nomination, our Bylaws require that you deliver notice in proper written form to our Secretary by February 24, 2018, but not before January 25, 2018 (or, if the 2018 annual meeting is called for a date not within 30 days of May 25, 2018, the notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public disclosure of the date of the annual meeting is first made). If such notice is provided, a nominating shareholder must provide the information required by our Bylaws, including information regarding the nominating shareholder and affiliated persons, and otherwise comply with the terms of our Bylaws. In addition, if such notice is in relation to a proposed director nominee, the notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to such proposed nominee regarding the background and qualifications of the proposed nominee (which questionnaire will be provided by the Secretary of the Company upon request), the proposed nominee’s written consent to nomination and the additional information set forth in our Bylaws.

Who Should I Contact if I Have Questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Michael Collier, our Vice President and General Counsel, or Mollie Condra, our Vice President of Communications, Research and Investor Relations, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, (615) 301-3100. If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, ComputerShare, at 250 Royall Street, Canton, Massachusetts 02021 and (800) 962-4284. If your shares are held in a brokerage account, please contact your broker.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

You can access our Corporate Governance Principles, current committee charters, Lead Independent Director charter, Code of Conduct, Code of Ethics for executive officers and directors and other corporate governance-related information on our website, www.healthstream.com (under the “Corporate Governance” section of the Investors page), or by addressing a written request to HealthStream, Inc., Attention: Secretary, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

We believe that effective corporate governance is important to our long-term success and our ability to create value for our shareholders. With leadership from our Nominating and Corporate Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board. In addition, our directors are encouraged to attend director education programs.

Directors

The Board is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected by the Board to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board currently consists of ten members, of whom Mr. McLaren, Ms. Rebrovick, and Mr. Shmerling are standing for re-election as Class II Directors as set forth under “Proposal One – Election of Directors.”

The names and certain information about members of the Board are set forth below.

Name	Age	Positions with the Company	Director Since	Class and Year in Which Term Will Expire
Robert A. Frist, Jr.	50	Chief Executive Officer, President, and Chairman of the Board	1990	Class III, 2018
Thompson S. Dent	67	Director	1995	Class I, 2019
Frank Gordon	54	Director	2002	Class III, 2018
C. Martin Harris, M.D.	60	Director	2010	Class III, 2018
Jeffrey L. McLaren	50	Director	1990	Class II, 2017
Dale Polley	67	Director	2006	Class I, 2019
Linda Rebrovick	61	Director	2001	Class II, 2017
Michael Shmerling	61	Director	2005	Class II, 2017
William W. Stead, M.D.	68	Director	1998	Class I, 2019
Deborah Taylor Tate	60	Director	2010	Class I, 2019

Robert A. Frist, Jr., one of our co-founders, has served as our Chief Executive Officer and Chairman of the Board since 1990. Mr. Frist graduated with a Bachelor of Science in business with concentrations in Finance, Economics and Marketing from Trinity University.

The Company believes that Mr. Frist’s experience managing the day-to-day operations of the Company’s business, along with his active involvement with the Company since its inception and a comprehensive understanding of the Company’s mission, give him the qualifications and skills to serve as a director.

Thompson S. Dent is the Chief Executive Officer and Chairman of the Board of Directors of Urgent Team, LLC, an independent operator of urgent care centers. Mr. Dent is also the co-founder and Chairman of Re:Cognition Health, Ltd. London, England, a Centre of Excellence for neurological problems and with specific expertise in all causes of memory problems and cognitive impairment. He served as executive chairman and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from 2004 to 2008. Mr. Dent holds a Masters in Healthcare Administration from The George Washington University and a Bachelor’s degree in Business from Mississippi State University. He has served as our lead Independent Director since December 15, 2014.

The Company believes that Mr. Dent’s more than thirty-five years of healthcare services industry expertise, including service on numerous healthcare company boards and committees, give him the qualifications and skills to serve as a director.

Frank Gordon has served as managing partner of Crofton Capital LLP, a private equity fund, since 2002. Mr. Gordon currently serves on the board of directors of a number of non-profit organizations. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.

The Company believes that Mr. Gordon’s extensive healthcare business experience including, but not limited to, service as a director, in a management capacity and as an investor, with both start-up and well established companies, gives him the qualifications and skills to serve as a director.

C. Martin Harris, M.D. is associate vice president of the Health Enterprise and chief business officer of Dell Medical School at the University of Texas at Austin. Dr. Harris previously served as the chief information officer of Cleveland Clinic Foundation in Cleveland, Ohio and also served as a staff physician for Cleveland Clinic Hospital, from June 1996 until November 2016. Dr. Harris received his undergraduate and medical degrees from the University of Pennsylvania. He also holds a Master’s degree in Business Administration in Healthcare Management from The Wharton School of the University of Pennsylvania. Dr. Harris is a Director for Invacare Corporation (NYSE: IVC), a publicly registered leader of home and long-term care medical products, and for Thermo Fisher Scientific (NYSE: TMO), a publicly registered precision healthcare equipment company.

The Company believes that Dr. Harris’ healthcare and business expertise, including his leadership in healthcare information technology, give him the qualifications and skills to serve as a director.

Jeffrey L. McLaren is the founder and chief executive officer of Medaxion, Inc., a provider of mobile anesthesia information solutions. Mr. McLaren served as the chief executive officer of SaferSleep, LLC, a provider of anesthesia information management systems from 2004 to 2007. He served as the chief executive officer of Southern Genesis, LLC, a management consulting company from 2003 to 2010. Mr. McLaren, one of our co-founders, served as our President from 1990 to 2000 and as our Chief Product Officer from 1999 to 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in both business and philosophy.

The Company believes that Mr. McLaren’s extensive healthcare business expertise, along with his intimate knowledge of the Company’s operations, give him the qualifications and skills to serve as a director.

Dale Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999. Mr. Polley serves on the board of directors of CapStar Bank (NASDAQ: CSTR), a public registered financial institution, headquartered in Nashville, Tennessee, as well as several non-profit organizations. Mr. Polley served as a director for Pinnacle Financial Partners, Inc., (NASDAQ: PNFP) a public registered financial institution, from 2000 to 2011 and for O’Charley’s, Inc., a publicly registered restaurant company from 2001 until its sale in 2012. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001. Mr. Polley earned a Bachelor of Business Administration in accounting from Memphis State University.

The Company believes that Mr. Polley’s financial and business expertise, as well as a diversified background of service as a director on the boards of several other public companies, give him the qualifications and skills to serve as a director.

Linda Eskind Rebrovick is a Senior Client Partner and Leader, Healthcare Practice, at Morgan Samuels, and is responsible in this capacity for executive and director retained searches. She serves on the Board of Directors of Consensus Point and Tribridge Enterprises, and the advisory board of Western Express, Inc. (each of these companies is a private company).

Prior to joining Morgan Samuels in February 2016, Ms. Rebrovick was a candidate in 2015 for the office of Mayor, Metropolitan Nashville and Davidson County Government, and was CEO of Consensus Point, a global provider of innovative prediction market research technology solutions, from 2009 to 2014 when she began her mayoral campaign as noted above.

As Area Vice President of Dell Healthcare, and EVP and Managing Partner, Healthcare, at KPMG Consulting, she was responsible for full-service business consulting, including process improvement, organizational analysis, and implementation of healthcare technology solutions. As the Chief Marketing Officer of BearingPoint, Inc., she led the global marketing organization and managed the successful rebranding of the global consulting business in 40 countries. She began her career with IBM as a Marketing Representative, Marketing Manager, and Business Unit Executive.

Ms. Rebrovick holds a BS in Marketing from Auburn University and was selected as one of their Top 400 Women Graduates of the past 100 years. She serves as co-chair and cofounder, Women Corporate Directors, Tennessee; board member, the Nashville Entrepreneur Center; trustee of the board, Leadership Nashville, and she previously served as board chair, Nashville Technology Council.

The Company believes that Ms. Rebrovick’s public and private company board and executive experience, technology, market research and sales expertise, and background as a healthcare executive with global management technology and consulting companies, give her the qualifications and skills to serve as a director.

Michael Shmerling is chairman of Clearbrook Holdings Corp, a diversified private investment firm. Mr. Shmerling formerly served as the chief operating officer, executive vice president and board member of Kroll, Inc. and, following its sale to Marsh Inc., as a senior advisor to Marsh Inc. Mr. Shmerling serves on the board of directors of Renasant Corporations (NASDAQ:RNST), the publicly registered parent of the financial institution Renasant Bank, as well as several non-profit organizations. Mr. Shmerling received a Bachelor of Accountancy from the University of Oklahoma. He is a licensed CPA (currently inactive).

The Company believes that Mr. Shmerling’s financial and business expertise, including a diversified background of managing and directing a variety of public and private companies, give him the qualifications and skills to serve as a director.

William W. Stead, M.D. has served as Chief Strategy Officer for Vanderbilt University Medical Center since 2016 when the Medical Center and University transitioned to independent governance structures. Under the previous structure, Dr. Stead served as associate vice chancellor for health affairs of Vanderbilt University from 1991 to 2016, as chief information officer for the Medical Center from 1991 to 2013, and as chief strategy officer for the Medical Center from 2009 to 2016. He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the National Academy of Medicine. He is Chair of the National Committee on Vital and Health Statistics. He served as a presidential appointee to the Systemic Interoperability Commission. He is past chairman, Board of Regents, National Library of Medicine, and past president of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.

The Company believes that Dr. Stead’s service as chief strategy officer for Vanderbilt University Medical Center, plus memberships in organizations devoted to the study of medical information, give him the qualifications and skills to serve as a director.

Deborah Taylor Tate currently serves as the Director of the Administrative Office of the Courts for the State of Tennessee and a member of the American Judges Association and the Conference of State Court Administrators. She is a licensed attorney and Rule 31 mediator, who, in addition to her presently held office, also serves as Distinguished Scholar at the Free State Foundation, and Adjunct Lecturer at Vanderbilt School of Nursing. She also currently serves as vice-chairman of the executive committee for the Minority Media and Telecommunications Council. She was twice-nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as Commissioner of the FCC from 2006 to 2009, serving as chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, Ms. Tate was serving as the chairman and director of the Tennessee Regulatory Authority. Her previous state positions also include serving as executive director of the Health Facilities Commission and as senior staff for then-Governor, Senator Lamar Alexander and a Senior policy advisor to Governor Don Sundquist. In addition, she was director of the State and Local Policy Center at Vanderbilt University Institute for Public Policy Studies. She served as chairman of the board of directors for Centerstone, Inc., the largest not-for-profit community mental health provider in the U.S., and presently serves on the national board of directors for the Centerstone Research Institute, the leading infomatics, analytics and clinical research provider for behavioral healthcare. Ms. Tate also serves as the Judiciary appointee to numerous state boards and commissions, including the Tennessee Consolidated Retirement System board. Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee, and also attended Vanderbilt Law School.

The Company believes that Ms. Tate’s extensive background in various legal, leadership and policymaking roles with both healthcare companies as well as state and federal regulatory agencies gives her the qualifications and skills to serve as a director.

Board Meetings and Committees

Our business is managed under the direction of our Board. Our Board is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. The Board delegates the conduct of the business to our senior management team. Directors have regular access to senior management. They may also seek independent, outside advice. The Board oversees all major decisions to be made by the Company. The Board holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when required by special circumstances. The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

During 2016, our Board held five meetings, the Audit Committee held eight meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee held four meetings. Each director attended at least 89 percent of the 2016 meetings of the Board and the Board committees on which such director served. On a collective basis, the directors attended approximately 97% percent of the meetings of the Board and the Board committees on which such directors served. Our Board has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders. Eight directors attended the annual meeting of shareholders in May 2016.

Each of our directors also devotes his or her time and attention to the Board’s standing committees. The Board has established three standing committees consistent with the rules of the Nasdaq Stock Market so that certain areas can be addressed in more depth than may be possible at a full Board meeting. Ad hoc task forces may also be formed from time to time to consider acquisitions or other strategic issues. Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions and memberships are as follows:

Audit Committee. The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting and legal compliance; oversight of the process utilized by management for identifying, evaluating and mitigating various risks inherent in the Company’s business; selecting and evaluating the qualification, independence and performance of our independent registered public accounting firm; monitoring compliance with the Company’s Code of Ethics for executive officers and directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management and the Board.

The Audit Committee operates pursuant to the terms of an Audit Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. During 2016, the members of the Audit Committee were Dale Polley (chair), Michael Shmerling, and C. Martin Harris, M.D. See “Audit Committee Report for 2016.”

The Board has determined that all members of the Audit Committee are financially literate under the current listing standards of the NASDAQ and are independent within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act. The Board also determined that Dale Polley and Michael Shmerling each qualify as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee. The Compensation Committee has responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the Chief Executive Officer; establishing and reviewing Board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this proxy statement; issuing the Compensation Committee report included in this proxy statement; and administering the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), the Company’s 2010 Stock Incentive Plan (the “2010 Plan”), and the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), and any other incentive plans for our Named Executive Officers. The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the “Corporate

Governance” section of the Investors page of our website at www.healthstream.com. Members of the Compensation Committee during 2016 included Frank Gordon (chair), Linda Rebrovick, and Jeffrey McLaren, each of whom is independent within the meaning of the listing standards of NASDAQ. See “Compensation Committee Report for 2016.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee provides assistance to the Board in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board, reviews and recommends corporate governance policies for the Company, reviews the management succession plan of the Company and annually evaluates the skills and performance of the Board. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. Members of the Nominating and Corporate Governance Committee during 2016 included Thompson Dent (chair), William W. Stead, M.D., and Deborah Taylor Tate, each of whom is independent within the meaning of the listing standards of NASDAQ.

Our Chairman and Chief Executive Officer proposes the agenda for the Board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Lead Independent Director and our Chairman and may raise other matters to be included in the agenda or at the meetings. All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of and questions regarding these presentations.

Executive Sessions

The independent directors meet in executive session (i.e. with no members of management present) periodically, in at least two regularly scheduled meetings each year. The Lead Independent Director, or his or her designee, presides at these meetings.

Independent Directors

The Board has determined that Thompson S. Dent, Frank Gordon, C. Martin Harris, M.D., Jeffrey L. McLaren, Dale Polley, Linda Rebrovick, Michael Shmerling, William W. Stead, and Deborah Taylor Tate do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director and that such directors are “independent” under the listing standards of NASDAQ. In addition, all of the standing committees of the Board are comprised solely of independent directors as set forth above. Robert Frist, Jr., our Chief Executive Officer and President, is not independent under the NASDAQ listing standards.

In making its independence determinations, the Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years with HealthStream and determined that none of the relationships constituted a material relationship between the director and the Company:

HealthStream in the ordinary course of business has certain vendor agreements and a reseller and distributor agreement with entities where some of our directors serve as executive officers or board members (Dr. Harris, Dr. Stead, and Mr. Dent with regard to vendor agreements, and Ms. Rebrovick with regard to a reseller and distributor agreement). In each case, the Company considered the types and amounts of commercial dealings between the Company and the organizations with which the directors are affiliated in connection with reaching its conclusion that none of these relationships constituted a material relationship involving the director and the Company.

Skills Assessment and Board Evaluation Process

The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance and providing feedback to directors for performance improvement. Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the Board to support appropriate governance and corporate oversight. In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full Board. The Board evaluation process includes self and peer reviews, suggestions for individual improvement, and year to year comparison and trend analysis for both individual directors and the Board on a composite basis. The Board annually reviews the results to improve effectiveness of the Board as a whole. The skills assessment and Board evaluation processes are used to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the Board as nominees for re-election and to facilitate improvement of the effectiveness of the Board.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company, the membership of the Board and the background and knowledge of the Chief Executive Officer. The Board has determined that having the Company’s current Chief Executive Officer serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, and also facilitates effective communication between the Company’s management and the Board. The Board also believes that, in light of the combined role of the Chairman and CEO at the Company, the appointment by the Board of a strong Lead Independent Director with clearly defined roles and responsibilities may benefit the Company and its investors.

Robert A. Frist, Jr., our Chief Executive Officer, currently serves as Chairman of the Board. The Board believes that Mr. Frist is best situated to serve as Chairman of the Board because of his extensive knowledge of our business and industry. The Board also believes that having the Chief Executive Officer serve as Chairman of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision making, and alignment of corporate strategy. The Board believes that its current management structure, together with the Lead Independent Director having the duties described below, is in the best interests of shareholders and strikes an appropriate balance for the Company.

Thompson S. Dent serves as Lead Independent Director—a position that, at HealthStream, entails significant responsibility for independent Board leadership as noted in more detail below. During his tenure as a director, Mr. Dent has demonstrated strong leadership skills and independent thinking as well as a deep understanding of the Company’s business.

Lead Independent Director

The position of Lead Independent Director at HealthStream comes with a clear mandate and significant authority and responsibilities under a Board-approved charter. These responsibilities and authority include the following:

•	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent Directors;

•	having the authority to call meetings of the independent Directors;

•	serving as a liaison between the independent Directors and the Chairman and Chief Executive Officer;

•	approving, in consultation with the Chairman and Chief Executive Officer, meeting agenda for the Board;

•	approving the type of information sent to the Board;

•	facilitating the Board’s approval of the number and frequency of Board meetings, and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	being regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries, when appropriate; and

•	being available to meet with major shareholders, upon their reasonable request, to receive input and ensure that such input is communicated to the independent directors and, as appropriate, management.

The Charter of the Lead Independent Director can be found on our website at www.healthstream.com (under the “Corporate Governance” section of the Investors page).

Risk Oversight

The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings and reports provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. Additionally, on an annual basis the Nominating Governance Committee reviews and recommends an Incident Response Policy for the Board’s approval. The Incident Response Policy is intended to categorize certain risk scenarios, designate members of senior management charged with addressing them, and provide for escalation of certain risk events from management to the appropriate Board Committee or the Board as a whole.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. In this regard, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. Based upon the comprehensive review of the executive compensation programs, the Compensation Committee has concluded that the Company’s executive compensation programs are not reasonably likely to have a material adverse effect on the Company as a whole.

Nominating Committee Process and Board Diversity

The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the company’s Board as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board as nominees for re-election. In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local or community ties and (b) appropriate qualifications on an individual level, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board. With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business.

The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: General Counsel and Corporate Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. The Nominating and Corporate Governance Committee will only consider candidates who are recommended by shareholders in accordance with the procedures set forth above under “What is the Deadline for Submitting Other Business or Nominations for the 2018 Annual Meeting?”

Limitations on Other Board Service

Our Code of Conduct and Governance Principles provide that a director may not serve on more than two other public company boards without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for executive officers and directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communication with the Board

Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Shareholders may also communicate with the Lead Independent Director by sending an email to LID@healthstream.com. Our Compliance Officer, Michael M. Collier, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls, or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee. Concerns relating to the Board’s overall governance are brought to the immediate attention of the Lead Independent Director and are handled in accordance with procedures established by the Lead Independent Director.

Certain Relationships and Related Transactions

The Board has adopted a written Related-Party Transaction Policy (the “Policy”) for approval of transactions in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any of our directors, director nominees, executive officers, greater than five percent beneficial owners, or an immediate family member of any of the foregoing individuals (“Related Party”) has or will have a direct or indirect material interest (other than solely as a result of being a director, officer or a less than ten percent beneficial owner of another entity) (“Related-Party Transaction”). A copy of the Policy is available at www. http://ir.healthstream.com.

The Board has determined that the Audit Committee is best suited to review and approve Related Party Transactions. Pursuant to the Policy, the Audit Committee reviews Related Party Transactions and determines whether or not to approve or ratify those Related Party Transactions and may also review and approve transactions with Related Parties that do not constitute a “Related Party Transaction” as defined above as the result of not meeting the dollar or materiality thresholds set forth above. In doing so pursuant to the terms of the Policy, the Audit Committee takes into account, among other factors it deems appropriate:

•	The Related Party’s interest in the Related Party Transaction;

•	The approximate dollar value of the amount involved in the Related Party Transaction;

•	The approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the Related Party Transaction;

•	Required public disclosure, if any; and

•	Any other information regarding the Related Party Transaction or the Related Party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

As set forth in the Policy, the Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee.

•	Any employment by the Company of an executive officer of the Company or any of its subsidiaries, as long as the executive officer is not an immediate family member of another executive officer, director, or nominee for director of the Company, and the related compensation is approved (or recommended to the Board for approval) by the Company’s Compensation Committee;

•	Any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•	Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•	Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

We are not aware of any Related Party Transactions entered into between us and any of our directors, executive officers, greater than five percent beneficial owners or their immediate family members which may require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are responsible for determining executive compensation and equity-based grants to executive officers. The Compensation Committee was comprised of Frank Gordon, Jeffrey L. McLaren, and Linda Rebrovick during 2016, each of whom is independent within the meaning of the listing standards of NASDAQ. Other than Mr. McLaren, who served as the Company’s President from 1990 to 2000 and as Chief Product Officer from 1999 to 2000, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board or the Compensation Committee that require disclosure under applicable SEC rules.

Code of Conduct

The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc. The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties. A copy of the Code of Conduct may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

Code of Ethics for Executive Officers and Directors

The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the Code of Ethics. A copy of the Code of Ethics may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. In addition, the Company intends to post amendments to or waivers, if any, from its Code of Ethics at this location on its website.

Succession Planning

Annually, during an executive session of our directors, our Board reviews the Company’s succession plan. In preparation for this session, the Nominating and Corporate Governance Committee reviews the Company’s succession plan with our Chairman and Chief Executive Officer.

Director Orientation

Upon the election of a new director, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new director. During this session, the director is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance and reporting requirements, as well as our annual Board calendar. Orientation is further customized for any particular new director to address anticipated committee assignments or specific requests of our directors.

Strategic Planning

The Board and executive team meet annually to review the Company’s strategic plan. During this session, discussions include a high level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

Recoupment Policy

The Company has established a recoupment policy that allows the Company to recover any incentive compensation awarded or paid to executive officers of the Company in the event that: (i) the Company is required to restate its financial statements due to its material noncompliance with financial reporting requirements under the federal securities laws (other than a restatement to comply with changes in applicable accounting principles), (ii) such executive officer, at any time after the effective date of the recoupment policy and during the three-year period preceding the date on which the Company is required to restate its financial statements, received payment or realized compensation from incentive compensation based on the erroneous financial data, (iii) such executive officer engaged in misconduct, violated the Company’s Code of Conduct or otherwise caused or contributed to the requirement of the restatement and (iv) in the discretion of the Compensation Committee, a lower payment would have been made to the executive officer based upon the restated financial results.

In 2015, the SEC issued proposed rules regarding the adoption of “clawback” policies by publicly listed companies in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). When final SEC rules implementing these requirements have become effective, publicly listed companies will be required to adopt a “clawback” policy providing for the recovery of certain incentive-based compensation from the executive officers of the company in the event the company is required to restate its financial statements as a result of material noncompliance of the company with any financial reporting requirements under the securities laws. When final rules under the Dodd-Frank Act are adopted, we expect to revise our existing recoupment policy as necessary to comply with these final SEC rules.

Anti-Hedging Policy

The Company has established an anti-hedging policy that prohibits the Company’s directors and officers from engaging in hedging or monetization transactions with respect to the Company’s securities. The Board believes that it is inappropriate for directors and officers to hedge or monetize transactions to lock in the value of holdings in the Company’s securities. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the public shareholders of the Company. Moreover, certain short-term or speculative transactions in the Company’s securities create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities.

Director Compensation

Background. In September 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent advisor to assist the Compensation Committee in evaluating non-employee director compensation for 2016. Taking into account the feedback of FWC, for 2016, the Compensation Committee determined to eliminate Board and Committee meeting fees (except in extraordinary circumstances such as service on a special committee where the number and/or duration of meetings was anticipated to be significantly above historical expectations) and in lieu of such per meeting fees pay a flat fee for board and committee meeting attendance and participation as noted below. In making this determination, the Compensation Committee determined that paying non-employee directors fees for actual meeting attendance was not the optimal manner of compensating the Company’s non-employee directors going forward as a general practice, and took into account the fact that this change was consistent with the director compensation practices being followed by many U.S. public companies. The Compensation Committee also believed that it would be administratively easier to pay non-employee directors in this manner rather than paying per meeting fees, and that such change would not have an adverse impact on director attendance at Board or committee meeting in light of the fact that meeting fees were not material in amount and the Board is proactive about ensuring that directors attend meetings.

In addition, taking into account the feedback of FWC, the Compensation Committee determined for 2016 to increase the annual retainer paid to non-employee directors by $1,000, to $5,000, and to pay the Compensation Committee Chair an additional annual retainer of $2,000 (the Compensation Committee Chair did not receive any additional retainer in 2015). The Compensation Committee determined for 2016 to make no changes to the additional annual retainer of $7,500 paid to the Audit Committee Chair and Nominating and Corporate Governance Chair.

2016 Cash Compensation of Directors. During 2016, following the changes noted above, we paid each non-employee director a flat fee of $15,000 for their board and committee meeting attendance and participation and an annual retainer of $5,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, each of whom was paid an additional retainer of $7,500, and the Compensation Committee Chair who was paid an additional retainer of $2,000.

2016 Equity Compensation of Directors. During 2016, we granted 3,224 restricted share units (“RSUs”) to each non-employee director of the Company. The RSUs vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date pursuant to the provisions of the 2010 Plan as discussed below. The grant date fair value of the RSUs granted to directors in 2016 was approximately the same as the grant date fair value of RSUs granted to directors in 2015. Directors must remain in the service of the Company as a director for the RSUs to vest.

Employee directors are not eligible for any compensation for service on the Board or its committees.

Summary of 2016 Director Compensation. The following table sets forth the compensation for the Company’s non-employee directors during 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Thompson S. Dent	$27,500	$65,125	$92,625
Frank Gordon	22,000	65,125	87,125
C. Martin Harris, M.D.	20,000	65,125	85,125
Jeffrey L. McLaren	20,000	65,125	85,125
Dale Polley	27,500	65,125	92,625
Linda Rebrovick	20,000	65,125	85,125
Michael Shmerling	20,000	65,125	85,125
William W. Stead, M.D.	20,000	65,125	85,125
Deborah Taylor Tate	20,000	65,125	85,125

(1)	Represents the aggregate grant date fair value of the RSUs granted to non-employee directors in 2016 computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017.

The following table shows the aggregate number of outstanding and unexercised option awards and the number of outstanding RSUs held by each non-employee director at fiscal year-end 2016.

Name	Option Awards Outstanding	Restricted Share Unit Awards Outstanding
Thompson S. Dent	52,000	5,666
Frank Gordon	52,000	5,666
C. Martin Harris, M.D.	26,250	5,666
Jeffrey L. McLaren	15,000	5,666
Dale Polley	—	5,666
Linda Rebrovick	46,000	5,666
Michael Shmerling	7,500	5,666
William W. Stead, M.D.	15,000	5,666
Deborah Taylor Tate	15,000	5,666

2017 Director Compensation. For 2017, the Compensation Committee determined to make no changes from 2016 with regard to the amount of payment for annual retainers and flat fees paid to non-employee directors, including committee chairs, for board and committee attendance.

For 2017, we granted 2,766 RSUs to each non-employee director of the Company. The grant date fair value of the RSUs granted to directors in 2017 was approximately the same as the grant date fair value of RSUs granted to directors in 2016. These RSUs will vest annually, in three equal increments as of the first, second and third anniversaries of the grant date.

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Frist, who is both a director and an executive officer of the Company, is located in the section entitled “Directors.”

Name	Position with the Company	Age
Jeffrey S. Doster	Senior Vice President and Chief Technology Officer	52
Gerard M. Hayden, Jr.	Senior Vice President and Chief Financial Officer	62
J. Edward Pearson	Senior Vice President and Chief Operating Officer	54
Thomas Schultz	Senior Vice President, Sales	50
Michael Sousa	Senior Vice President and President, Echo, Inc.	48

Jeffrey S. Doster joined the Company in May 2008 as Senior Vice President and Chief Technology Officer. He earned undergraduate degrees in both Economics and Business Administration from Towson University, as well as a Master of Business Administration from Loyola College, in Maryland.

Gerard M. Hayden, Jr. joined the Company as Senior Vice President and Chief Financial Officer in May 2008. He earned a Bachelor of Arts from the University of Notre Dame and a Master of Science from Northeastern University.

J. Edward Pearson joined the Company in June 2006 as senior vice president and was promoted to Chief Operating Officer in 2011. He earned a Bachelor of Business Administration in Accounting from Middle Tennessee State University.

Thomas Schultz joined the Company in June 2014 as senior vice president of sales. He worked for Lawson Software, a subsidiary of Infor, Inc., in various sales leadership roles for sixteen years prior to joining the Company. He earned a Bachelor of Arts from St. Mary’s University of Minnesota.

Michael Sousa joined the Company in October 2004, and served as senior vice president of sales from January 2010 to June 2014. In June 2014, he was promoted to senior vice president of business development. In September 2015, he was named president of Echo, Inc., HealthStream’s Provider Solutions business segment, while continuing to serve as a senior vice president of the Company. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance in 2016 and Impact on Executive Compensation

In 2016, the Company continued its focus on improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. In addition, in August 2016, HealthStream completed the acquisition of Chicago-based Morrisey Associates, a leading healthcare credentialing and privileging company, for a purchase price of approximately $48 million, which the Company believes will allow the Company to expand its credentialing and privileging product offerings and solutions to healthcare organizations.

Below is an overview of the Company’s performance in 2016 as compared to 2015:

•	8 percent increase in revenue to $226.0 million;

•	1 percent increase in Annualized Revenue per Implemented Subscriber to $37.28;

•	59 percent decrease in operating income to $5.6 million;

•	56 percent decrease in net income to $38 million; and

•	12 percent decrease in adjusted EBITDA[1] to $29.9 million.

We ended 2016 well capitalized with a cash and marketable securities balance of $103.2 million and full availability of our $50.0 million line of credit.

Moreover, while we experienced increases in revenue and Annualized Revenue per Implemented Subscriber as noted above, the decreases in operating income, net income, and adjusted EBITDA in 2016 compared to 2015 were driven in part by declines in ICD-10 readiness training revenues and operating losses associated with the Morrisey Associates acquisition.

Pay actions for Named Executive Officers in 2016 reflected the results of the Company’s performance and are summarized below.

•	The Company increased base salaries of Named Executive Officers between three and five percent in comparison to 2015 levels.

•	Messrs. Frist, Pearson and Hayden were eligible to receive short term awards in the form of a cash bonus under the Company’s primary bonus plan in an amount equal to up to 30 percent of base salary based on the level of attainment of the Company’s non-GAAP operating income (as defined below). Based on the amount of the Company’s non-GAAP operating income in 2016, Messrs. Frist, Pearson and Hayden did not receive any cash bonus. In addition, Mr. Sousa was eligible to receive a cash bonus equal to up to 40 percent of his base salary based on the level of

[1]

Adjusted EBITDA is a non-GAAP financial measure. See Appendix A for a definition of Adjusted EBITDA, an explanation as to why we believe Adjusted EBITDA presents useful information to investors and a reconciliation of Adjusted EBITDA to the most comparable GAAP measure.

attainment of non-GAAP operating income for Echo, Inc. (as defined below). Based on the amount of non-GAAP operating income for Echo, Inc. in 2016, Mr. Sousa did not receive any cash bonus. Mr. Schultz does not participate in these cash bonus plans but instead participates in the Company’s sales commission plan and received sales commissions under this plan in 2016 as more specifically noted below.

•	RSUs subject to time based vesting were granted in the following amounts: 5,563 RSUs granted each to Robert A. Frist, Jr., J. Edward Pearson and Michael Sousa; 5,098 RSUs granted to Gerard M. Hayden, Jr; and 3,826 RSUs granted to Thomas Schultz.

•	RSUs subject to performance-based vesting were granted to Michael Sousa in the following amounts: 4,250 RSUs, the vesting of which is subject to achievement of cumulative performance criteria for Echo, Inc. during a performance period of 2016 to 2019.

Overview of Compensation Process. The Compensation Committee of the Company’s Board is comprised solely of independent directors. The Compensation Committee during 2016 was comprised of Frank Gordon, Jeffrey McLaren, and Linda Rebrovick, each of whom is independent within the meaning of the listing standards of NASDAQ.

The Compensation Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our Chief Executive Officer and administering the Company’s equity-based and incentive plans for our Named Executive Officers, among other things. The Compensation Committee undertakes these responsibilities pursuant to a written charter adopted by the Compensation Committee which is reviewed at least annually by the Compensation Committee. The Compensation Committee Charter may be accessed on our website in the “Corporate Governance” section of our Investors page at www.healthstream.com.

In September, 2015, the Compensation Committee engaged FWC in relation to the Compensation Committee’s evaluation of director and executive compensation for 2016. In connection with the engagement of FWC, the Compensation Committee determined that no conflict of interest existed between FWC and the Company (including the Company’s Board members and Company management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. In 2016, neither FWC nor any affiliate of FWC provided any services to the Company or its affiliates apart from FWC’s engagement by the Compensation Committee in relation to 2016 director and executive compensation as described above.

The Compensation Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests. The Compensation Committee also annually reviews the executive officers’ expense reimbursements with the Company’s Controller.

The Compensation Committee solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, other than the Chief Executive Officer, given his insight into internal pay equity and positioning issues, as well as executive performance. At a committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, other than the Chief Executive Officer, including his recommendations on compensation for such members of the executive team, other than the Chief Executive Officer. Following the Chief Executive Officer’s presentation and Compensation Committee discussion, the Compensation Committee discusses and approves the compensation for each member of the executive team, other than the Chief Executive Officer, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s overall performance and the executive’s current compensation package.

The process is similar for determining the compensation for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Compensation Committee with a recommendation or otherwise participate in discussions regarding his compensation. The Compensation Committee meets to discuss and approve the Chief Executive Officer’s compensation, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance, competitive considerations, and the Chief Executive Officer’s current compensation package. The Compensation Committee also solicits comments about the Chief Executive Officer’s performance from the other independent directors.

2016 Advisory Vote on Executive Compensation. At the Company’s 2016 annual meeting of shareholders, shareholders holding approximately 98% of the votes cast voted to approve, on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision and values, and deliver results and long-term value to the Company’s shareholders. Accordingly, the Compensation Committee seeks to develop and maintain a compensation structure that will attract, retain and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.

We believe we have a strong “pay for performance” philosophy designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. The Compensation Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the past year, projected role and responsibilities for the coming year, required impact on execution of the Company’s strategy, total cash and equity compensation and other factors the Compensation Committee deems appropriate. In addition, while the Compensation Committee may consider information regarding executive compensation paid at companies comparable to the Company as part of a “market check” with the goal of ensuring that the compensation paid to our named executive officers is reasonably competitive in comparison to compensation at such comparable companies, the Compensation Committee does not target or benchmark any element of compensation or the total compensation paid to our named executive officers based on compensation surveys or data or the executive compensation practices of other public companies. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Compensation Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed to provide a secure level of guaranteed cash compensation; (ii) annual cash bonuses based on the overall financial performance of the Company, in accordance with annual goals established by the Compensation Committee; and (iii) long-term equity-based incentive awards which strengthen the mutuality of interest between executive officers and our shareholders.

The specific analysis regarding the components of total executive compensation for 2016 are described below. The primary components of the 2016 program were cash compensation, consisting of a base salary and bonuses, and equity incentives, consisting of RSUs.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Compensation Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s base salary levels are reasonably competitive compared to base salary levels at similar companies, and the Company’s recent financial performance. Taking these factors into account, the Compensation Committee approved base salaries for the Named Executive Officers in the following amounts:

Name and Title	2016 Base Salary(1)	2015 Base Salary(1)	Percentage Increase
Robert A. Frist, Jr., President and Chief Executive Officer	$310,000	$296,801	4.4%
J. Edward Pearson, Senior Vice President, Chief Operating Officer	293,000	280,446	4.5%
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	268,000	258,695	3.6%
Michael Sousa, Senior Vice President and President, Echo, Inc.	283,000	270,400	4.7%
Thomas Schultz, Senior Vice President, Sales	214,000	207,000	3.4%

(1)	Commencing May 1 of each year.

Cash Bonuses. In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the financial performance of the Company. For 2016, the Compensation Committee established two cash bonus plans, the “Primary Bonus Plan,” which was for Messrs. Frist, Pearson and Hayden and certain other senior vice presidents of the Company and the “Echo Bonus Plan,” which was for certain members of management of Echo, Inc., including Mr. Sousa. For the Primary Bonus Plan, the Compensation Committee established performance objectives that would reward certain Named Executive Officers and certain other senior vice presidents of the Company for achieving non-GAAP operating income goals for 2016 (as defined below). For purposes of this bonus calculation, “non-GAAP operating income” was defined as our consolidated GAAP income from operations before bonuses, excluding acquisition related expenses incurred during the year and operating income (loss) from acquisitions consummated during the year. The Compensation Committee chose non-GAAP operating income as the measure under the Primary Bonus Plan because it believed that this was a key measure of our operating performance during 2016 and because it believes that this measure correlates over time with long-term shareholder value. The Primary Bonus Plan for the Named Executive Officers who participate in this plan was structured to pay bonuses in a maximum amount of 30 percent of base salary for each of these Named Executive Officers, the same maximum percentage of base salary to which these Named Executive Officers were entitled under our 2015 Cash Bonus Plan.

In order to receive any payout, the Primary Bonus Plan required achievement by the Company of non-GAAP operating income during 2016 of $15.3 million, with a maximum payout requiring achievement of non-GAAP operating income during 2016 of $17.1 million. Named Executive Officers were (i) not eligible to receive cash bonuses under the Primary Bonus Plan if the Company achieved non-GAAP operating income of less than $15.3 million, (ii) eligible to receive a cash bonus of 30 percent of base salary if the Company achieved at least $17.1 million of non-GAAP operating income and (iii) eligible to receive an incremental payout between zero and 30 percent of base salary on a straight-line interpolation basis to the extent the Company achieved non-GAAP operating income between $15.3 million and $17.1 million. The bonus payment scale was established with the intent of aligning the interests of our Named Executive Officers with our shareholders, and to incentivize our Executive Officers by funding the bonus pool with a portion of the incremental operating income above the Company’s threshold non-GAAP operating income.

The Company’s non-GAAP operating income in 2016, as defined above, approximated $9.1 million, which was below the minimum level of $15.3 million, and therefore the Company did not pay cash bonuses under the Primary Bonus Plan.

The Compensation Committee established performance objectives under the Echo Bonus Plan that would reward Mr. Sousa and certain members of management of Echo, Inc. for exceeding financial targets established by the Committee. The Echo Bonus Plan was structured to provide bonus payouts (as a percentage of base salary) for achieving non-GAAP operating income goals for 2016 for Echo, Inc. (as defined below). In order to receive any payout, the Echo Bonus Plan required achievement of Echo non-GAAP operating income of $2.2 million with a maximum payout requiring achievement of $4.1 million. Non-GAAP operating income for purposes of the Echo Bonus Plan was the Echo business unit’s GAAP operating income adjusted for the business unit’s deferred revenue write-downs and excluding acquisition related expenses with respect to Echo, Inc. incurred during the year and operating income (loss) from acquisitions consummated during the year with respect to Echo, Inc. Mr. Sousa was (i) not eligible to receive a cash bonus if Echo, Inc. achieved non-GAAP operating income of less than $2.2 million, (ii) eligible to receive a cash bonus of 40 percent of base salary if Echo, Inc. achieved at least $4.1 million of non-GAAP operating income, and (iii) eligible to receive an incremental payout between zero and 40 percent of base salary based on straight-line interpolation to the extent that Echo, Inc. achieved non-GAAP operating income between $2.2 million and $4.1 million.

The Echo, Inc. non-GAAP operating income in 2016 was below the minimum level, therefore the Company did not pay any cash bonus to Mr. Sousa under the Echo Bonus Plan.

Mr. Schultz does not participate in either of the Company’s cash bonus plans in light of the fact that he was eligible to receive sales commissions in 2016 based on a percentage of the value of contracts sold under his supervision. Mr. Schultz received sales commissions of $268,017 in 2016.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation should strengthen the alignment of the interests of our executive officers with our shareholders. The Compensation Committee believes that the strategy of granting time-based vesting stock awards is in the best interest of the Company and its shareholders, as executive officers only receive the benefit from these awards to the extent they continue their employment with the Company through the vesting period.

Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2016 were consistent with the objectives and approaches discussed above, and consistent with the Company’s retention, performance, and shareholder alignment objectives. The Compensation Committee typically approves these awards at its first quarter committee meeting. Awards are granted on the date of the committee meeting. The Compensation Committee may also approve additional equity incentive awards in certain special circumstances, such as promotion of an executive officer to a new position, the addition of new executive team members, or in recognition of special contributions or achievements by an executive officer. During 2016, the following RSUs were granted to our Named Executive Officers pursuant to the 2010 Plan:

Name and Title	Shares Subject to Time-Based Vesting RSU Grant	Aggregate Grant Date Fair Value of Shares Subject to Time Based Vesting(1)
Robert A. Frist, Jr., President and Chief Executive Officer	5,663	$114,393
J. Edward Pearson, Senior Vice President, Chief Operating Officer	5,663	114,393
Gerard M. Hayden, Jr. Senior Vice President, Chief Financial Officer	5,098	102,980
Michael Sousa, Senior Vice President and President, Echo, Inc.	5,663	114,393
Thomas Schultz, Senior Vice President, Sales	3,826	77,285

(1)	Grant date for share-based payment awards is established once a mutual understanding has been reached regarding the key terms and conditions of such award.

As reflected in the chart above, the grant date fair value of the time-based awards made to each of the named executive officers set forth above was approximately equivalent to the grant date fair value of time-based awards made to such executive officers in 2015.

Each RSU represents the contractual right to receive one share of the Company’s common stock. The RSUs are subject to the terms of the 2010 Plan and the individual grant award agreements. The time-based RSUs vest annually in four increasing increments of 15%, 20%, 30% and 35% as of the first, second, third and fourth anniversaries of the grant date, respectively, provided that the grantee is employed on such vesting date. Further, vesting is subject to acceleration under certain circumstances as contemplated in the 2010 Plan and/or the individual grant agreement.

During 2016, Mr. Sousa was awarded a total of 4,250 performance-based RSUs under the 2016 Plan. These performance-based RSUs (the “4-Year Performance Based RSUs”) will be eligible for vesting in a single increment on March 15, 2020. These 4-Year Performance Based RSUs will vest on such date based on the achievement of cumulative four year Internal Rate of Return (“IRR”) over the performance period from January 1, 2016, through December 31, 2019 for the Echo, Inc. business (the business segment for which Mr. Sousa serves as president), subject to Mr. Sousa’s continuing employment with the Company as of March 15, 2020. We believe that the target IRR for the Echo, Inc. business required for these 4,250 performance-based RSUs to vest, is a challenging target which reflects the growth we have targeted for the Echo, Inc. business over this performance period.

During 2015, Mr. Sousa was granted 25,000 performance-based RSUs, which were eligible for vesting in five increments of 15%, 20%, 20%, 20%, and 25% on March 15, 2016, 2017, 2018, 2019, and 2020 (the “Vesting Dates”), respectively, according to whether Echo, Inc. achieves certain annual financial performance targets (which may include, among other things, operating income, EBITDA and revenue thresholds) as determined by the Compensation Committee on an annual basis, subject, in each case, to Mr. Sousa’s continuing employment with the Company as of any such Vesting Date. During 2016, the performance criteria was established for 5,000 of the shares granted during 2015, the vesting of which was based on the achievement of performance criteria for 2016 as described in greater detail below. In accordance with SEC guidance, the Summary Compensation Table set forth below for 2016 reflects the grant date fair value of 9,250 performance-based RSUs (constituting the 4,250 performance-based RSUs granted in 2016 as described in the paragraph above, together with 5,000 of the performance-based RSUs granted in 2015 eligible for vesting based on 2016 performance and for which performance criteria was established in 2016)).

The performance criteria for the 5,000 RSUs granted in 2015 which were eligible for vesting based on a performance period in 2016 and for which performance criteria was established in 2016, was based upon Echo, Inc.’s achievement of a non-GAAP measure of cash flows, defined as Echo, Inc.’s net income (loss), excluding deferred revenue write-downs, before depreciation, amortization, and share-based compensation, less capital expenditures. The performance criteria for these awards was structured to provide tiered vesting of RSUs for achieving non-GAAP cash flows for 2016 for Echo, Inc. Based on this criteria, Mr. Sousa was (i) not eligible to vest in any of these RSUs if Echo, Inc. achieved non-GAAP cash flows of less than $4.8 million during 2016, (ii) eligible to vest in 50% of these RSUs for achievement of $4.8 million of non-GAAP cash flows during 2016, (iii) eligible to incrementally vest in between 50% and 100% of these RSUs on a straight-line interpolation basis if Echo, Inc. achieved non-GAAP cash flows between $4.8 million and $5.6 million during 2016, and (iv) eligible to vest in 100% of these RSUs if Echo, Inc. achieved at least $5.6 million of non-GAAP cash flows in 2016. Echo, Inc. achieved non-GAAP cash flows below the minimum level during 2016, therefore none of these 5,000 RSUs vested for Mr. Sousa for the performance period of 2016. In addition, pursuant to the terms of the applicable award agreement, these 5,000 shares (the “Catch-Up RSUs”) will continue to be eligible for vesting based on the achievement of catch-up performance criteria established by the Compensation Committee as noted below. No Catch-Up RSUs will vest unless and until the maximum performance criteria with respect to Echo, Inc. non-GAAP cash flows for the 5,000 RSUs granted in 2015 which are eligible for vesting based on a performance period in 2017 and for which performance criteria was established in 2017 is exceeded by an amount equal to the amount by which Echo, Inc. 2016 non-GAAP cash flows failed to achieve the 2016 minimum achievement amount of $4.8 million (the “Catch-Up Threshold Amount”). In the event that our Echo, Inc. 2017 non-GAAP cash flows were to achieve the Catch-Up Threshold Amount, 50% of the Catch-Up RSUs would then vest and the additional 50% would be eligible to vest based on exceeding the Catch-Up Threshold Amount in a tiered manner based on straight-line interpolation, with full vesting of these Catch-Up RSUs occurring in the event that 2017 Echo, Inc. non-GAAP cash flows exceed the Catch-Up Threshold Amount by more than $735,000.

In addition to Mr. Sousa’s eligibility to receive the Catch-Up RSUs as noted above, the performance criteria and shares available for vesting for the remaining 16,250 RSUs granted to Mr. Sousa in 2015 will be determined on an annual basis as follows: 5,000 shares in 2017; 5,000 shares in 2018; and 6,250 shares in 2019. The remaining shares will be reported in the applicable Summary Compensation Tables during the year in which the performance criteria will be set by the Committee and the Company is able to determine the grant date fair value.

The Compensation Committee determines the number of RSUs awarded to the executive officers based upon, among other factors, the recommendations of the Chief Executive Officer, prior equity grants, individual and Company performance, our annual budget, retention considerations and the estimated annual financial accounting compensation expense associated with the awards. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer so as to reward and incentivize the executive officers for their long-term strategic management of the Company.

Perquisites and Other Benefits. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s other employees, including a 401(k) Plan match, health insurance, disability insurance, dental insurance, and life insurance.

Employment Agreement, Severance and Change In Control Agreements. We entered into an employment agreement with Robert A. Frist, Jr., our Chief Executive Officer, on July 21, 2005, which continued in effect in 2016. The term of Mr. Frist’s employment agreement is automatically extended for successive one year periods unless, on or before a date that is 90 days prior to the expiration of the then current employment term, either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management. Under his employment agreement, Mr. Frist has agreed not to compete with the Company and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the employment agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately. We do not maintain employment, severance or change in control agreements with any of our other executive officers.

Vesting of Equity Awards upon Change of Control. Under the 2000 Plan, the 2010 Plan, and the 2016 Plan and the terms of the award agreements entered into in connection therewith, any outstanding equity awards, consisting of options and RSUs, become fully exercisable and immediately vested upon a change of control, as defined in the 2000 Plan, the 2010 Plan, and the 2016 Plan, respectively.

Compensation Decisions for 2017. In March 2017, the Compensation Committee reviewed the performance and compensation of the executive team, and discussed the grant of equity-based awards to executive officers. The Compensation Committee also established the 2017 Primary Cash Bonus Plan for Messrs. Frist, Pearson and Hayden and certain other vice presidents and director level employees of the Company. In addition, the 2017 Echo Bonus Plan was established for certain members of management of Echo, Inc., including Mr. Sousa. Such bonus plans reflect tiered cash bonuses as a percentage of base salary for exceeding certain levels of performance noted below. Under these plans, consistent with our 2016 bonus plans, Messrs. Frist, Pearson and Hayden will be eligible to receive a maximum payout of 30 percent of base salary under the 2017 Primary Cash Bonus Plan based on the Company’s level of attainment of non-GAAP operating income, and Mr. Sousa will be eligible to receive a maximum payout of 40 percent of base salary under the 2017 Echo Bonus Plan based on the level of attainment of Echo, Inc. non-GAAP operating income. For purposes of the 2017 Primary Cash Bonus Plan, non-GAAP operating income is defined as our GAAP income from operations, as adjusted for acquisition related expenses incurred during the year and operating income (loss) from acquisitions consummated during the year. Non-GAAP operating income for purposes of the Echo Bonus Plan is the Echo business unit’s GAAP operating income as adjusted for acquisition related expenses with respect to Echo, Inc. incurred during the year and operating income (loss) from acquisitions consummated during the year with respect to Echo, Inc. Mr. Schultz will continue to be eligible for sales commissions and therefore will not participate in either of the 2017 cash bonus plans.

The Compensation Committee also approved the grant of time-based RSUs to management during the March 2017 meeting in the amounts set forth below. Such RSUs will vest annually in increasing increments of 15%, 20%, 30% and 35% as of the first, second, third and fourth anniversaries of the grant date, respectively.

The table below summarizes the 2017 base salary levels and 2017 equity-based incentive awards for the Named Executive Officers.

Name and Title	2017 Base Salary (1)	Restricted Share Units Subject to Time-Based Vesting
Robert A. Frist, Jr., President and Chief Executive Officer	$323,950	4,859
J. Edward Pearson, Senior Vice President, Chief Operating Officer	306,185	4,859
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	277,380	4,375
Michael Sousa, Senior Vice President and President, Echo, Inc.	295,735	4,859
Thomas Schultz, Senior Vice President, Sales	221,490	3,283

(1)	Effective May 1, 2017

In addition, in March 2017, the Compensation Committee determined that the performance criteria for the 5,000 RSUs granted in 2015 which are eligible for vesting based on 2017 performance period would be Echo, Inc.’s achievement of a non-GAAP measure of cash flows in 2017, defined as Echo, Inc.’s net income (loss) excluding deferred revenue write-downs, before depreciation, amortization and share-based compensation, less capital expenditures.

Tax Deductibility of Compensation. Section 162(m) of the Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s Chief Executive Officer and any of the other three most highly compensated executive officers, other than the Company’s principal financial officer. The $1.0 million limitation applies to all types of compensation, including amounts realized upon the exercise of stock options and issuance of RSU awards, unless the awards and plan under which the awards are made meet the requirements of “qualified performance-based compensation” under the terms of the Code and related regulations.

Generally, compensation related to the settlement and payment of RSUs whose vesting is based on the passage of time will not meet those requirements. The Compensation Committee generally intends to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation to the extent applicable paid to our executive officers. However, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to our NEOs, even where the compensation paid under such programs may not be fully deductible, and the Compensation Committee may approve the payment of compensation that is outside the deductibility limitations of Section 162(m).

Compensation Committee Report for 2016

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Compensation Committee members recommended the inclusion of the Compensation Discussion and Analysis in our proxy statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board:

Frank Gordon, Compensation Committee Chairman

Jeffrey L. McLaren, Compensation Committee Member

Linda Rebrovick, Compensation Committee Member

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth information for the fiscal years set forth below regarding the compensation earned by the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Robert A. Frist, Jr.	2016	$305,600	$—	$114,393		$—	$—	$3,600	(3)	$423,593
Chief Executive Officer, President	2015	292,315	—	114,387		—	89,040	1,750	(3)	497,492
	2014	278,845	—	114,414		—	85,001	—		478,260

J. Edward Pearson	2016	288,815	—	114,393		—	—	3,600	(3)	406,808
Senior Vice President	2015	276,207	—	114,387		—	84,134	1,750	(3)	476,478
and Chief Operating Officer	2014	263,886	—	114,414		—	80,317	—		458,617

Gerard M. Hayden, Jr.	2016	264,898	—	102,980		—	—	3,600	(3)	371,478
Senior Vice President	2015	255,379	—	103,000		—	77,609	1,750	(3)	437,738
and Chief Financial Officer	2014	246,330	—	102,754		—	74,622	—		423,706

Michael Sousa	2016	278,800	—	328,273	(7)	—	—	3,128	(3)	610,201
Senior Vice President and President,	2015	266,933	—	319,137	(8)	—	108,160	1,750	(3)	695,980
Echo, Inc.	2014	229,134	—	87,450		—	45,902	148,879	(4)	511,365

Thomas Schultz	2016	211,667	—	77,285		—	—	271,617	(5)	560,569
Senior Vice President, Sales	2015	205,193	—	77,282		—	—	226,383	(5)	508,858
	2014	108,333	—	202,400	(9)	—	—	95,020	(6)	405,753

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017.
(2)	Reflect amounts earned during the relevant fiscal year under our Primary Bonus Plan (for Messrs. Frist, Pearson and Hayden) and our Echo, Inc. Bonus Plan for Mr. Sousa. Mr. Schultz is eligible for sales commissions and therefore did not participate in either cash bonus plan. Mr. Schultz’s sales commissions are set forth under the “All Other Compensation” column. See “Compensation Discussion and Analysis – Cash Bonuses” above for additional information.
(3)	Messrs. Frist, Pearson, Hayden, and Sousa’s other compensation for 2016 and 2015 was composed entirely of matching contributions made by the Company to the Company’s 401(k) plan.
(4)	Represents sales commissions paid to Mr. Sousa in 2014.
(5)	Mr. Schultz’s other compensation in 2016 consists of $3,600 relating to matching contributions made by the Company to the Company’s 401(k) plan and $268,017 relating to sales commissions. Mr. Schultz’s other compensation in 2015 consists of $1,750 relating to matching contributions made by the Company to the Company’s 401(k) plan; $203,612 relating to sales commissions; and $21,021 relating to out-of-pocket expenses he incurred to relocate himself and his family from their home in Wisconsin to a new, permanent residence near the Company’s headquarters in Nashville, Tennessee.
(6)	Represents sales commissions paid to Mr. Schultz in 2014.
(7)	Represents the $114,393 grant date fair value of the time-based RSUs granted to Mr. Sousa in 2016, as well as the $213,880 grant date fair value of 9,250 performance-based RSUs granted to Mr. Sousa (constituting the 4,250 performance-based RSUs granted to Mr. Sousa in 2016 as well as 5,000 of the 25,000 performance-based RSUs granted to Mr. Sousa in 2015 eligible for vesting based on 2016 performance and for which performance criteria was established in 2016, in each case as described in more detail under “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above).
(8)	Represents the $114,387 grant date fair value of the time-based RSUs granted to Mr. Sousa in 2015, as well as the $204,750 grant date fair value of 8,750 performance-based RSUs granted to Mr. Sousa in 2015 (constituting 5,000 performance-based RSUs granted to Mr. Sousa in 2015, as well as 3,750 of the 25,000 performance-based RSUs granted to Mr. Sousa in 2015 eligible for vesting based on 2015 performance and for which performance criteria was established in 2015, in each case as described in more detail under “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” in our 2016 proxy statement filed on April 14, 2016). In accordance with SEC guidance, this amount for 2015 does not reflect the grant date fair value of 21,250 performance-based RSUs awarded to Mr. Sousa in 2015 for which the performance criteria was not established during 2015. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion.
(9)	Mr. Schultz’s 2014 grant was intended as an inducement to his acceptance of employment with the Company.

Grants of Plan-Based Awards – Fiscal Year 2016

The following table provides information related to plan-based awards granted to the Named Executive Officers during the 2016 fiscal year.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Units (#)	Grant Date Fair Value of Stock Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)
Robert A. Frist, Jr.	Cash Bonus	—	—	—	93,000	—	—
	Time-based RSUs (3)	3/17/2016	—	—	—	5,663	114,393

J. Edward Pearson	Cash Bonus	—	—	—	87,900	—	—
	Time-based RSUs (3)	3/17/2016	—	—	—	5,663	114,393

Gerard M. Hayden, Jr.	Cash Bonus	—	—	—	80,400	—	—
	Time-based RSUs (3)	3/17/2016	—	—	—	5,098	102,980

Michael Sousa	Cash Bonus	—	—	—	113,200	—	—
	Time-based RSUs (3)	3/17/2016	—	—	—	5,663	114,393
	Performance-based RSUs (4)	9/24/2015	—	—	—	5,000	101,000
	Performance-based RSUs (5)	12/8/2016	—	—	—	4,250	112,880

Thomas Schultz	Time-based RSUs (3)	3/17/2016	—	—	—	3,826	77,285

(1)	Represents the threshold maximum bonus levels that could have been earned under the Company’s 2016 Incremental Operating Income Incentive Plans. The plans are described under “Compensation Discussion and Analysis — Cash Bonuses.” The 2016 Incremental Operating Income Plans do not have a target bonus level. Each Named Executive Officer participating in such plans can be awarded an incremental bonus between the threshold and maximum bonus level.
(2)	Represents the aggregate fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017.
(3)	Each time-based RSU has a value equal to the fair market value of one share of the Company’s common stock. The time-based RSUs granted in 2016 vest annually in increasing increments of 15%, 20%, 30% and 35% as of the first, second, third and fourth anniversaries of the grant date, respectively.
(4)	Represents the grant date fair value of 5,000 performance-based RSUs granted to Mr. Sousa in 2015 which were eligible for vesting in March 2017 based on 2016 performance and for which performance criteria was determined in 2016. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock. These performance-based RSUs vest in accordance with the terms of the award made in 2015, which provided that 5,000 of the RSUs granted in 2015 were eligible for vesting in March 2017 subject to achievement of certain annual financial targets of Echo, Inc. in 2016. This performance measure was not achieved during 2016, and therefore Mr. Sousa did not receive any of the 5,000 shares which were eligible for vesting in March 2017.
(5)	Represents the grant date fair value of 4,250 performance-based RSUs granted to Mr. Sousa in 2016, which will vest in a single increment on March 15, 2020 subject to the achievement of certain cumulative financial targets of Echo, Inc. over a performance period from 2016 to 2019. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table provides information related to options and RSUs held by the Named Executive Officers that were outstanding at the end of fiscal year 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price(1)	Option Expiration Date(2)	Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units of Stock That Have Not Vested(3)
Robert A. Frist, Jr.	—	—	—	—	13,764	(4)	$344,788	—		$—

J. Edward Pearson	20,000	—	$3.58	2/11/2018
	25,000	—	$7.66	2/11/2019
	—	—	—	—	13,764	(5)	344,788	—		—

Gerard M. Hayden, Jr.	9,750	—	$3.15	5/19/2018
	20,000	—	$3.58	2/11/2018
	25,000	—	$7.66	2/11/2019
	—	—	—	—	12,561	(6)	314,653	—		—

Michael Sousa	—	—	—	—	12,725	(7)	347,929	30,500	(9)	833,870

Thomas Schultz	—	—	—	—	11,593	(8)	290,405	—		—

(1)	The exercise price is the closing price of our common stock on NASDAQ on the date of grant.
(2)	Options generally vest over four years and expire eight years from the date of grant.
(3)	The dollar amount was determined by multiplying the number of share units by $25.05 (the closing price of the Company’s common stock on December 31, 2016).
(4)	The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 4,671 shares vest March 2017; 3,848 shares vest March 2018; 3,264 shares vest March 2019; and 1,982 shares vest March 2020.
(5)	The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 4,671 shares vest March 2017; 3,848 shares vest March 2018; 3,264 shares vest March 2019; and 1,982 shares vest March 2020.
(6)	The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 4,378 shares vest March 2017; 3,461 shares vest March 2018; 2,938 shares vest March 2019; and 1,784 shares vest March 2020.
(7)	The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 3,956 shares vest March 2017; 3,524 shares vest March 2018; 3,263 shares vest March 2019; and 1,982 shares vest March 2020.
(8)	The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 1,178 shares vest March 2017; 2,400 shares vest in June 2017; 1,671 shares vest March 2018; 2,800 shares vest June 2018; 2,205 shares vest March 2019; and 1,339 shares vest in March 2020.
(9)	The unearned units of stock that have not vested represent 26,250 performance-based RSUs awarded on September 24, 2015 and 4,250 performance-based RSUs awarded on December 8, 2016. 5,000 of these 26,250 performance-based RSUs referenced in the prior sentence were eligible for vesting in March 2017 based on 2016 performance, which performance criteria was not met. These 5,000 performance-based RSUs remain eligible for vesting in March 2018, based on 2017 performance if the Catch-Up Threshold Amount (as defined under “Compensation Discussion and Analysis – Long Term Stock-Based Incentive Compensation” above) is met, which 5,000 performance-based RSUs are referred to as the Catch-Up RSUs and are described in greater detail under “Compensation Discussion and Analysis – Long Term Stock-Based Incentive Compensation” above. Taking this into account, the 30,500 performance-based RSUs referred to in the chart above vest in the following manner assuming full achievement and requisite performance criteria and continued employment through the vesting date: 10,000 (including the 5,000 Catch-Up RSUs) vest March 2018; 5,000 vest March 2019; and 15,500 vest in March 2020.

Options Exercised and Stock Vested During 2016

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)	Acquired on Vesting	on Vesting (2)
Robert A. Frist, Jr.	—	$—	2,955	$59,691
J. Edward Pearson	—	—	4,705	95,041
Gerard M. Hayden, Jr.	—	—	4,558	92,072
Michael Sousa	—	—	7,457	150,631
Thomas Schultz	—	—	2,053	49,391

(1)	The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
(2)	The value realized equals the number of shares vested, multiplied by the closing price of the Company’s stock on the vesting date.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2016, concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders	728,848	(2)	$6.74	1,480,728
Equity compensation plans not approved by security holders	—		$—	—
Total equity compensation plans	728,848		$6.74	1,480,728

(1)	The weighted average exercise price is calculated only on the exercise prices of the outstanding options and does not reflect the shares issuable upon vesting of outstanding RSUs, which do not have an exercise price.
(2)	This number includes 476,100 shares subject to outstanding options and 252,748 shares subject to outstanding RSUs.

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2016, we maintained only one employment agreement for our Named Executive Officers, with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one year periods unless either party provides 90 days advance notice of their intent not to further extend the then current employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.

Under the terms of the 2000 Plan, the 2010 Plan, and the 2016 Plan and the respective award agreements underlying such plans, any outstanding stock options or RSUs will become fully vested and options will become exercisable upon a change-in-control (as defined in such plans). Alternatively, under the terms of the 2000 Plan, the 2010 Plan, and the 2016 Plan, upon the occurrence of a change-in-control, at the discretion of the Compensation Committee, cash payments may be made in respect of outstanding vested options or RSUs (or unvested options or RSUs, if so determined by the Compensation Committee) based on the difference between the change-in-control price per share of common stock and the per share exercise price, if any, under such award, multiplied by the number of shares of common stock subject to such vested or (if applicable) unvested award. Under the terms of the 2000 Plan, the 2010 Plan, and the 2016 Plan, the change-in-control price is to be based on the highest price paid per share for any transaction reported on NASDAQ at any time during the 60 day period immediately preceding the occurrence of the change-in-control.

The following table shows the potential payments described above for our Named Executive Officers:

Name	Termination without cause, resignation for good reason, or resignation for good reason after a change-in- control	Change-in- control	Involuntary termination for cause or resignation without good reason	Retirement	Death or disability
Robert A. Frist, Jr.
Cash severance(1)	$465,000	$—	$—	$—	$—
Accelerated vesting of stock awards(2)	—	376,308	—	—	—

J. Edward Pearson
Accelerated vesting of stock awards(2)	—	1,343,508	—	—	—

Gerard M. Hayden, Jr.
Accelerated vesting of stock awards(2)	—	1,546,470	—	—	—

Michael Sousa
Accelerated vesting of stock awards(2)	—	1,181,799	—	—	—

Thomas Schultz
Accelerated vesting of stock awards(2)	—	316,953	—	—	—

(1)	Value is based on the employment agreement described above and on Mr. Frist’s salary as of December 31, 2016.
(2)	Value of stock options is based on the highest price paid for our stock reported on NASDAQ in the 60 day period prior to December 31, 2016 of $27.34 per share, less the exercise price of any of such individual’s outstanding in-the-money stock options, multiplied by the total of the outstanding in-the-money stock options for such individual. Value of RSUs is based on the same price mentioned above of $27.34 per share multiplied by the number of RSU awards outstanding.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2017 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 31,839,776 shares outstanding as of March 31, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017 and RSUs that will vest within 60 days of March 31, 2017 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,642,709		17.7%
FMR LLC	4,760,962	(1)	15.0%
BlackRock, Inc.	2,994,460	(2)	9.4%
Riverbridge Partners LLC	2,238,414	(3)	7.0%
The Vanguard Group	2,132,850	(4)	6.7%
Frank Gordon	297,915	(5)	*
J. Edward Pearson	150,714	(6)	*
Thompson S. Dent	113,700	(7)	*
Michael Shmerling	110,530	(8)	*
Gerard M. Hayden, Jr.	81,401	(9)	*
Linda Rebrovick	68,006	(10)	*
Dale Polley	47,006		*
William W. Stead	36,006	(11)	*
C. Martin Harris, M.D.	35,815	(12)	*
Deborah Taylor Tate	29,856	(13)	*
Jeffrey L. McLaren	28,473	(14)	*
Michael Sousa	25,161		*
Thomas Schultz	3,134		*
All directors and executive officers as a group (15 persons)	6,725,661	(15)	21.1%

*	Less than one percent.
(1)	Based on a Schedule 13G/A filed February 14, 2017 by FMR LLC and Abigail P. Johnson. FMR LLC and Abigail P. Johnson list their address as 245 Summer Street, Boston, MA 02210, in such filing. FMR LLC has sole voting power with respect to 315,632 shares. FMR LLC and Abigail P. Johnson have sole dispositive power with respect to 4,760,962 shares.

(2)	Based on a Schedule 13G/A filed January 24, 2017 by BlackRock, Inc. BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10022, in such filing. BlackRock, Inc. has sole voting power with respect to 2,939,506 shares and sole dispositive power with respect to 2,994,460 shares.
(3)	Based on a Schedule 13G filed January 24, 2017 by Riverbridge Partners LLC. Riverbridge Partners LLC lists its address as 1200 IDS Center, 80 South Eight Street, Minneapolis, MN, 55402, in such filing. Riverbridge Partners LLC has sole voting power with respect to 1,605,434 shares and sole dispositive power with respect to 2,238,414 shares.
(4)	Based on a Schedule 13G/A filed February 13, 2017 by The Vanguard Group. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, in such filing. The Vanguard Group has sole voting power with respect to 51,145 shares, shared voting power with respect to 1,600 shares, sole dispositive power with respect to 2,081,405 shares and shared dispositive power with respect to 51,445 shares.
(5)	100,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 52,000 shares issuable upon exercise of options.
(6)	Includes 45,000 shares issuable upon exercise of options.
(7)	Includes 52,000 shares issuable upon exercise of options.
(8)	Includes 7,500 shares issuable upon exercise of options.
(9)	Includes 54,750 shares issuable upon exercise of options.
(10)	Includes 46,000 shares issuable upon exercise of options.
(11)	Includes 15,000 shares issuable upon exercise of options.
(12)	Includes 26,250 shares issuable upon exercise of options.
(13)	Includes 15,000 shares issuable upon exercise of options.
(14)	Includes 15,000 shares issuable upon exercise of options.
(15)	Includes 373,500 shares issuable upon exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of those reports filed during 2016 and certain written representations from our officers and directors, we believe that all Section 16 reporting persons timely filed all reports required under Section 16(a) of the Exchange Act, except as follows: 1) Robert A. Frist, Jr., who failed to timely file on Form 5 reporting the disposal of the Company’s common stock in the form of a gift; and 2) Michael Sousa, who failed to timely file one Form 4 reporting the award of RSUs; each failure to timely file was due to an administrative error.

AUDIT COMMITTEE REPORT FOR 2016

The Audit Committee of the Board is comprised of three directors who are independent directors under the categorical standards set forth in NASDAQ Rule 5605(a)(2) and who satisfy the independence requirements under NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act. During 2016, the members of the Audit Committee were Dale Polley, Michael Shmerling, and C. Martin Harris, M.D. Mr. Polley is the Chairman of the Committee.

In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting and legal compliance; the qualification, independence and performance of our independent registered public accounting firm; and the process utilized by management for identifying, evaluating and mitigating risks inherent in the business. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Among other things, the Audit Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to reviewing, evaluating and ensuring the rotation of the lead partner of the independent registered public accounting firm, the Audit Committee obtains and reviews a report from the independent registered public accounting firm regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm and (c) any steps taken to deal with such issues.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Dale Polley, Audit Committee Chairman

C. Martin Harris, M.D., Audit Committee Member

Michael Shmerling, Audit Committee Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board has nominated and recommends to the shareholders, Jeffrey L. McLaren, Linda Rebrovick, and Michael Shmerling, for election as Class II directors to serve until the annual meeting of shareholders in 2020 and until such time as their respective successors are duly elected and qualified. Mr. McLaren, Ms. Rebrovick, and Mr. Shmerling are currently Class II directors of the Company having been previously elected by the shareholders. Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

If any of the nominees should become unable to serve as a director, the persons named in the proxy may vote for such other person or persons, if any, as may be designated by the Board, or our Board may choose to reduce its size. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on pages nine to twelve of this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

DIRECTOR NOMINEES.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for and has the ultimate authority for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, including, among other things, assessment of the firm’s quality of service, the firm’s depth of understanding and expertise with respect to our business, the firm’s sufficiency of resources, the appropriateness of the firm’s fees, and the firm’s independence and objectivity. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2016 and 2015 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP will be approved if the number of shares of Company common stock cast “FOR” such proposal exceeds the number of shares of Company common stock cast “AGAINST” such proposal. The Audit Committee believes that the retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2017.

Audit and Non-Audit Fees

Audit Fees. Fees for audit services totaled $749,934 and $598,000 in 2016 and 2015, respectively, including fees associated with the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, the audit fees for 2016 and 2015 also include amounts related to consent procedures in connection with our regulatory filings.

Audit-Related Fees. There were no fees paid for audit-related services during 2016 or 2015.

Tax Fees. There were no fees paid for tax services during 2016 or 2015.

All Other Fees. There were no other fees paid during 2016 or 2015 that were not included in the captions above.

Pre-Approval of Audit and Non-Audit Fees

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2016 and 2015, the Audit Committee approved all audit and non-audit fees disclosed above. The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL THREE - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our Named Executive Officers (“executive compensation”) in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our shareholders. We will consider the vote of our shareholders when making compensation decisions for the Named Executive Officers in the future. The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

We have described the compensation of the Named Executive Officers under “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION—SUMMARY COMPENSATION TABLE” sections of this proxy statement. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. We seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

At the Company’s 2016 annual meeting of shareholders, shareholders holding approximately 98% of the votes cast voted to approve on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Compensation Committee reviews on an ongoing basis the compensation programs for the Named Executive Officers to ensure that such programs achieve the desired goals of enhancing the long-term total return to our shareholders and building a better company by implementing compensation programs that reward both company-wide and individual performance, aligning our executives’ interests with those of our shareholders and allowing us to attract and retain talented executives. For additional information regarding our executive compensation, including our 2016 executive compensation decisions, please see “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 24 of this proxy statement.

In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the 2017 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2017 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION

TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

GENERAL INFORMATION

Additional Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, excluding certain of the exhibits thereto, may be obtained by visiting our website at www.healthstream.com or may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237. We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com, or at www.sec.gov.

Nashville, Tennessee

April 12, 2017

Appendix A

RECONCILIATION OF GAAP NET INCOME AND ADJUSTED EBITDA

This proxy statement presents information regarding adjusted EBITDA, a non-GAAP financial measure which is used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of our GAAP net income to adjusted EBITDA, which is set forth below in this Appendix A.

(in 000’s)	2016	2015
GAAP net income	$3,755	$8,621
Interest income	(574)	(401)
Interest expense	102	188
Income tax provision	2,393	5,098
Stock based compensation expense	1,968	3,280
Depreciation and amortization	22,207	16,997

Adjusted EBITDA	$29,851	$33,783

Directions to:

209 10th Avenue South, Suite 450

Nashville, Tennessee 37203

From the South:

Take Interstate 65 North. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the North:

Take Interstate 65 South. Continue onto Interstate 24 East. Take Exit 50B to merge onto Interstate 40 West. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the West:

Take Interstate 40 East. Take exit 208A to merge onto Interstate 65 South. Take exit 209B for Demonbreun Street. Turn left onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the East/Nashville International Airport:

Take Interstate 40 West. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

HealthStream IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on May 25, 2017. Vote by Internet Go to www.investorvote.com/HSTM Or scan the QR code with your smartphone Vote by telephone Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Follow the steps outlined on the secure website Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends that you vote FOR the following proposals: 1. To elect the three (3) nominees as Class II directors to the Board of Directors until the 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified: Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. 4. To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting. 01 - Linda Rebrovick - Class II 03 - Jeffrey McLaren - Class II 02 - Michael Shmerling - Class II Non-Voting Items Change of Address — Please print new address below. For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. For Against Abstain C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below This Proxy should be marked, dated, and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1UP X 3216701 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02KOZC

Important notice regarding the Internet availability of proxy materials for the Shareholder Meeting to be held on May 25, 2017. The Proxy Statement, Annual Report & Form 10-K are available at: www.edocumentview.com/HSTM IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. HealthStream Proxy — HealthStream, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEALTHSTREAM, INC. The undersigned shareholder(s) of HealthStream, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of 2017 Annual Meeting of Shareholders and Proxy Statement, each dated April 12, 2017, and hereby appoints Robert A. Frist, Jr. and Gerard M. Hayden, Jr., and each of them, proxies and attorneys in fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Shareholders of HealthStream, Inc. to be held on Thursday, May 25, 2017 at 2:00 p.m. Central Standard Time, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth herein. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder(s). If no direction is made, it will be voted FOR the proposals set forth herein and as the proxies deem advisable on such other matters as may come before the meeting. PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. (Items to be voted appear on reverse side.)